Exhibit 99.1

Energy XXI Gulf Coast Provides Final March 31, 2017 Independent Reserve Report Results and
Announces First Quarter 2017 Earnings Release
and Conference Call Date

HOUSTON – May 15, 2017 - Energy XXI Gulf Coast, Inc. (“EGC” or the “Company”) (NASDAQ: EXXI) today provided final results of its independently engineered reserves report prepared by Netherland Sewell & Associates, Inc. (“NSAI”) as of March 31, 2017. In recent years, the Company had utilized third-party engineers to audit its internal calculations of reserves, but has not had a fully-engineered third-party report prepared since 2012. The Company’s most recent internally-prepared report was prepared as of December 31, 2016.

NSAI’s report estimates total SEC proved reserves as of March 31, 2017 to be 109.4 million barrels of oil equivalent, (“MMBOE”), of which 80% were oil, 2% were natural gas liquids, and 18% were natural gas. All of the Company’s proved reserves are on the Gulf of Mexico Shelf or U.S. Gulf Coast, and 71% are classified as proved developed reserves. SEC 12-month average NYMEX pricing on March 31, 2017 was $47.62 per barrel of oil (“BBL”) and $2.73 per thousand cubic feet of natural gas (“MCF”), before differentials. The present value of the SEC proved reserves discounted at 10% (“PV-10 Value”) was $108.4 million.

By comparison, in the Company’s year-end 2016 internally-prepared report, total SEC proved reserves were 121.9 MMBOE and the PV-10 was $135.4 million, using a crude oil price of $42.74 per BBL and $2.48 per MCF, before differentials. The primary non-commodity price factors contributing to the difference between the NSAI March 31, 2017 SEC report and the internally-prepared year-end 2016 report are: (i) technical reassessments, (ii) higher capital costs and (iii) production during the first quarter of 2017. The impact of those factors was partially offset by higher SEC average commodity prices for both crude oil and natural gas.

Proved reserves as of March 31, 2017 based on forward strip commodity pricing for oil, which averages $51.58 per BBL for the remainder of 2017, and for natural gas, which averages $3.33 per MCF for the remainder of 2017, before differentials, are estimated to be 113.7 MMBOE. The PV-10 value of those proved reserves is estimated to be $399.1 million.

By comparison, in the Company’s year-end 2016 internally-prepared report, total strip pricing proved reserves were 132.6 MMBOE and the PV-10 was $988.2 million, using a crude oil price which averages $54.77 per BBL and $3.34 per MCF for 2017, before differentials. The non-price factors described above also contributed the difference between the NSAI March 31, 2017 strip-pricing report and the internally-prepared year-end 2016 report. In addition, instead of serving as a positive partial offset to those factors, strip prices (particularly the strip price for crude oil) declined from year-end 2016 to March 31, 2017.

The Company has significant resource potential in addition to its proved reserves. NSAI’s strip-price report as of March 31, 2017 estimates proved and probable reserves (“2P Reserves”) to be 183.6 MMBOE with a PV-10 of $1.15 billion at these forward prices. 2P Reserves do not include possible reserves or exploratory resource potential.

The following table includes the amounts referenced above as well as March 31, 2017 estimated probable reserves and related PV-10 attributable to the Company’s net interests in oil and gas properties at varying price assumptions which were independently engineered and compiled by NSAI.

SEC Pricing	Oil	NGL	Gas	Oil Eq.	PV10
Oil $47.62 Gas $2.73	MMBO	MMBO	BCF	MMBOE	MM$
PDP	51.8	0.9	53.7	61.6	$304.9
PDN	9.3	0.9	33.2	15.7	$100.8
PUD	26.5	0.5	30.3	32.0	$203.7
P&A	0.0	0.0	0.0	0.0	($501.0)
1P	87.6	2.2	117.2	109.4	$108.4
PRB	45.8	1.4	122.1	67.5	$574.8
P&A	0.0	0.0	0.0	0.0	$62.6
2P	133.4	3.6	239.3	176.9	$745.9

	SEC Pricing	Strip 3/31/17
	Oil $47.62 Gas $2.73	Oil $51.58 Gas $3.33
MMBOE
Proved	109.4	113.7
Probable	67.5	70.0
Total 2P	176.9	183.6
PV10 $MM
Proved	$108.4	$399.1
Probable	$637.4	$749.8
Total 2P	$745.9	$1,148.8

(PDP: Proved Developed Producing; PDN: Proved Developed Non-Producing; PUD: Proved Undeveloped; P&A: Plug and Abandon; PRB: Probable; 1P: Total Proved Reserves; 2P: Total Proved and Probable Reserves)

Douglas E. Brooks, Chief Executive Officer and President remarked, “We have completed the transition to utilizing a third party to fully engineer our reserves with the March 31, 2017 NSAI report. Our next third party reserve report will be prepared as of December 31, 2017 and issued in early 2018.”

Brooks continued, “As detailed in this release, we have meaningful upside potential in our proved reserves and their valuation from substantial optionality in our probable and possible reserves and exploratory resource potential. In addition, if the commodity price environment were to improve, any such improvement would further enhance both our volumes and PV-10. In the remainder of 2017, we will work diligently to reduce all costs to remain competitive in today’s market.”

First Quarter 2017 Earnings Release and Conference Call Date

On Monday, May 22, 2017, the Company will issue its first quarter 2017 earnings release before the market opens and will host a conference call at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss its first quarter 2017 financial and operating results.

To actively participate on the conference call, please dial the number below before the scheduled start time. A webcast of the call can be accessed through the Company's web site at www.EnergyXXI.com. A replay of the call will be archived and available on the web site shortly after the live call.

Dial-In Numbers:	(877) 794-3620 (Toll Free) (631) 813-4724 (International)
Confirmation Code:	22507001

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to the intent, beliefs, plans, or expectations of EGC are based upon current expectations and are subject to a number of risks, uncertainties, and assumptions. It is not possible to predict or identify all such factors and the following list should not be considered a complete statement of all potential risks and uncertainties relating to emergence from Chapter 11, the recent change in EGC’s senior management team, or EGC’s oil and gas reserves, including, but not limited to: (i) the PV-10 and reserve volumes reported in the final NSAI reserve report, (ii) the level of potential upside actually realized by EGC from its non-proved resource base, (iii) the effects of the departure of EGC’s senior leaders on the Company’s employees, suppliers, regulators and business counterparties, (iv) the impact of restrictions in the exit financing on EGC’s ability to make capital investments and pursue strategic growth opportunities and (v) other risks and uncertainties. These risks and uncertainties could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. For a more detailed discussion of risk factors, please see Part I, Item 1A, “Risk Factors” of the Transition Report on Form 10-K for the transition period ended December 31, 2016 filed by EGC for more information. EGC assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Cautionary Note Regarding Hydrocarbon Quantities

This press release includes NSAI-prepared estimates for proved and probable reserves and aggregated proved and probable reserves as of March 31, 2017, with each category of reserves estimated in accordance with SEC guidelines and definitions. The SEC permits the optional disclosure of probable reserves. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” EGC has included the NSAI estimate of proved, probable and aggregated proved and probable reserves in this release because management believes it is useful information that is widely used by the investment community in the valuation, comparison and analysis of companies.  However, the Company notes that the SEC prohibits companies from aggregating proved and probable reserves in filings with the SEC due to the different levels of certainty associated with each reserve category.

Actual quantities that may be ultimately recovered from EGC’s interests may differ substantially from the NSAI estimates included in this press release. Factors affecting ultimate recovery include the scope of EGC’s ongoing drilling program, which will be directly affected by commodity prices, the availability of capital, regulatory approvals, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints and other factors; actual drilling results, including geological and mechanical factors affecting recovery rates; and budgets based upon our future evaluation of risk, returns and the availability of capital. With respect to commodity prices, there can be no assurance that actual oil and gas prices will be consistent with the forward strip pricing case or any of the other pricing assumptions described in this press release.

About the Company

Energy XXI Gulf Coast, Inc. is an independent oil and natural gas development and production company whose assets are primarily located in the U.S. Gulf of Mexico waters offshore Louisiana and Texas. The Company’s near-term strategy emphasizes exploitation of key assets, enhanced by its focus on financial discipline and operational excellence. To learn more, visit EGC’s website at www.EnergyXXI.com.

Investor Relations Contact

Al Petrie

Investor Relations Coordinator

713-351-3171

apetrie@energyxxi.com

4